EXHIBIT 15.1
August 5, 2024

The Board of Directors and Stockholders of Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652

We are aware that our report dated August 5, 2024, on our review of the interim financial information of Alexander’s, Inc. appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, is incorporated by reference in Registration Statement No. 333-212838 on Form S-8.

/s/ DELOITTE & TOUCHE LLP

New York, New York